This document contains 52 pages. Exhibit Index appears at page 5. The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CPAC, INC.

(Exact Name of issuer as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0961040 (IRS Employer ID Number)

2364 Leicester Road, Leicester, New York (Address of Principal Executive Offices)	14481 (Zip Code)

CPAC, INC. EXECUTIVE LONG-TERM STOCK INVESTMENT PLAN

(Full Title of the Plan)

ROBERT OPPENHEIMER, ESQ.
CHAMBERLAIN, D'AMANDA, OPPENHEIMER & GREENFIELD

1600 Crossroads Office Building
Rochester, New York 14614
(Name and Address of agent for service)

716/232-3730
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

____________________________________________________________________________________

Common Stock Par Value $.01 per share	250,000	(1)(2)	(1)(2)	$512.56(3)(4)

(1) The Shares registered pursuant to this Registration Statement consist of 250,000 additional shares reserved for issuance under the CPAC, Inc. Executive Long-Term Stock Investment Plan. The reservation of these additional shares was approved at the annual meeting of shareholders held on August 11, 1999. Previously, 950,000 shares reserved for issuance under the Plan were registered under Registration Statements which became effective on October 29, 1994 and October 3, 1996.

(2) The Shares registered pursuant to this Registration Statement will not be sold to members of the general public but solely to the employees of CPAC, Inc., and its subsidiaries in accordance with the terms of the CPAC, Inc. Executive Long-Term Stock Investment Plan pursuant to options and/or awards granted by the Executive Long-Term Stock Investment Committee appointed by the Board of Directors of CPAC, Inc.

(3) Under the terms of the CPAC, Inc. Executive Long-Term Stock Investment Plan, the Executive Long-Term Stock Investment Plan Committee appointed by the Board of Directors of the Company establishes the option price and/or other prices at which shares can be purchased under the Plan. In the case of options which constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, the option price shall not be less than the fair market value of the shares with respect to which the option is granted at the time of the granting of the option. For this purpose, fair market value shall be the mean between the high and the low bid prices of the common stock of the Company as quoted on the NASDAQ National Market. In the case of nonqualified options granted under the Plan, the option price generally shall not be less than the fair market value of the shares on the date of grant, although the Committee, in its sole discretion, may set a lower price. Restricted Performance Shares awarded under the Plan constitute additional compensation at the time certain forfeiture restrictions with respect to said shares lapse and the amount of compensation is equal to the fair market value of said shares on the date of the lapse of said forfeiture restrictions.

(4) Statutory Fee: Section 6(b) of the Securities Act of 1933 and Rule 457(h)(1) and (c), based upon the closing price for CPAC, Inc. common stock on August 19, 1999 of $7.375. Based upon such price, the total offering price for 250,000 shares was $1,843,750. Based upon the statutory formula contained in Section 6(b), the Registration Fee is $512.56.

(5) Also registered hereunder pursuant to Rule 416(a) are an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the Plan.

INCORPORATION BY REFERENCE

OF

EARLIER REGISTRATION STATEMIENT

CPAC, Inc. registered 350,000 shares of its $.0l par value common stock initially reserved for issuance pursuant to its Executive Long-Term Stock Investment Plan on Form S-8, Registration Statement, filed with the Securities and Exchange Commission on October 29, 1994 and an additional 600,000 shares on Form S-8, Registration Statement, filed with the Commission on October 3, 1996.

At the annual meeting of the shareholders of the Company duly called and held on August 11, 1999, the shareholders voted to increase the number of shares of the Company's $.01 par value common stock reserved for issuance from 950,000 shares to 1,200,000 shares.

The Company hereby registers the 250,000 additional shares of its $.0l par value common stock by filing this Registration Statement and hereby states that the contents of the Registration Statements filed on October 29, 1994 and October 3, 1996, respectively, are hereby incorporated herein by reference thereto.

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EXHIBITS

Exhibit
Number	Description	Page

4	Instruments defining the rights of security holders	N/A

Incorporated By Reference to Form 10-K, as updated
by Annual, Quarterly and Current Reports and
Exhibits filed therewith

5	Opinion of Counsel
	5.2 Opinion of Counsel re: legality	6
15	Letter re: Unaudited interim financial information	N/A
23	Consents of Accountants and Counsel
	23.3 Consent of Independent Accountants	8
	23.4 Consent of Counsel	6
24	Power of Attorney	N/A
25	Statement of Eligibility of Trustee	N/A
27	Financial Data Schedule	N/A
99	Additional Exhibits

99.1 CPAC, Inc. Executive Long-Term Stock Investment Plan, as amended
9

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leicester, State of New York on September 24, 1999.

                                                                                                              CPAC, INC.

                                                                                                              BY: Thomas N. Hendrickson
                                                                                                              THOMAS N. HENDRICKSON, President

Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: September 24, 1999	/s/ Thomas N. Hendrickson
THOMAS N. HENDRICKSON President, Chief Executive Officer, Treasurer and Director

Date: September 24, 1999	/s/ Robert C. Isaacs
ROBERT C. ISAACS, Senior Vice President, Chief Operating Officer and Director

Date: September 24, 1999	/s/ Robert Oppenheimer
ROBERT OPPENHEIMER Secretary and Director

Date: September 24, 1999	/s/ Seldon T. James, Jr.
SELDON T. JAMES, JR., Director

Date: September 24, 1999	/s/ Thomas J. Weldgen
THOMAS J. WELDGEN Vice President, Finance, Chief Financial Officer and Director

Date: September 24, 1999	/s/ David P. Biehn
DAVID P. BIEHN, Director

Date: September 24, 1999	/s/ Wendy F. Clay
WENDY F. CLAY Vice President, Administration

Date: September 24, 1999	/s/ James W. Pembroke
JAMES W. PEMBROKE Chief Accounting Officer

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EXHIBIT INDEX

Exhibit
Number	Description	Page

4	Instruments defining the rights of security holders	N/A

Incorporated By Reference to Form 10-K, as updated
by Annual, Quarterly and Current Reports and
Exhibits filed therewith

5	Opinion of Counsel

	5.2 Opinion of Counsel re: legality	6
15	Letter re: Unaudited interim financial information	N/A
23	Consents of Accountants and Counsel
	23.3 Consent of Independent Accountants	8
	23.4 Consent of Counsel	6
24	Power of Attorney	N/A
25	Statement of Eligibility of Trustee	N/A
27	Financial Data Schedule	N/A
99	Additional Exhibits

99.1 CPAC, Inc. Executive Long-Term Stock Investment Plan, as amended
9

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